Optinose Reports Second Quarter 2024 Financial Results and Recent Operational Highlights

Company reports Q2 2024 XHANCE net revenue of $20.5 million, an increase of 5% compared to Q2 2023

XHANCE has been added to Express Scripts’ national formularies, among the largest commercial formularies in the U.S. with more than 24 million lives.

Company narrows full year 2024 XHANCE net revenue guidance to be between $85.0 to $90.0 million and increases expected average net revenue per prescription guidance to be at least $250

Conference call and webcast to be held today at 8:00 a.m. Eastern Time

YARDLEY, Pa., Aug. 8, 2024 Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today reported financial results for the quarter ended June 30, 2024, and provided recent operational highlights.

“This is the first quarter in which we are executing on the launch of our new first-and-only label indication for chronic sinusitis, also called chronic rhinosinusitis without nasal polyps, which gives us access to a greatly expanded total addressable market,” stated CEO Ramy Mahmoud, MD, MPH. “We believe the addition of XHANCE to Express Scripts preferred formularies late in the second quarter is an example of gradually improving insurance barriers with our new first-and-only approval. Improving insurance barriers, in conjunction with consistent efforts to disseminate highly differentiated clinical results to both old and new prescribers, are important enablers of our future revenue growth trajectory."

Second Quarter 2024 and Recent Highlights

Improved Formulary Access
In June 2024, the Company announced that XHANCE® has been added to Express Scripts’ national formularies, including the National Preferred, Flex, and Basic formularies, among the largest commercial formularies in the U.S. with more than 24 million lives.

$55 Million Registered Direct Offering
On May 10, 2024, the Company completed a registered direct offering of its common stock and pre-funded common stock warrants to a group of existing and new institutional investors that resulted in approximately $55 million of net proceeds to the Company. The Company expects that its current cash and cash equivalents will be sufficient to fund its operations and debt service obligations through 2025.

Second Quarter 2024 Financial Results

Total revenues
The Company reported $20.5 million in net revenue from sales of XHANCE during the three-month period ended June 30, 2024, an increase of 5% compared to $19.5 million during the three-month period ended June

30, 2023. For the six-month period ended June 30, 2024, the Company reported $35.4 million in net revenue from sales of XHANCE, an increase of 13% compared to the six-month period ended June 30, 2023.

Costs and expenses and net loss
For the three-month and six-month periods ended June 30, 2024, research and development expenses were $0.9 million and $2.1 million, respectively. Selling, general and administrative expenses were $24.1 million and $44.6 million respectively for the three-month and six-month periods ended June 30, 2024. The increase of $4.0 million for the three-month period ended June 30, 2024 when compared to the three-month period ended June 30, 2023, is primarily attributable to an increase in sales and marketing expenses related to the launch of XHANCE as the first and only FDA-approved drug treatment for chronic rhinosinusitis without nasal polyps (CRSsNP) and increased stock-based compensation expense.

The net loss for the three-month period ended June 30, 2024 was $7.6 million, or $0.07 per share (diluted). The net loss for the six-month period ended June 30, 2024 was $21.6 million, or $0.17 per share (diluted).

Balance Sheet
The Company had cash and cash equivalents of $91.4 million as of June 30, 2024.

Financial Guidance

XHANCE Net Revenue
The Company expects XHANCE net revenues for the full year of 2024 to be between $85.0 to $90.0 million. Previously the Company expected XHANCE net revenues for the full year of 2024 to be between $85.0 to $95.0 million.

XHANCE Average Net Revenue per Prescription
The Company expects full year 2024 XHANCE average net revenue per prescription to exceed $250. Previously the Company expected full year 2024 XHANCE average net revenue per prescription to exceed $230.

Operating Expenses
The Company expects total GAAP operating expenses (selling, general & administrative expenses and research & development expenses) for 2024 to be between $95.0 to $101.0 million, of which the Company expects stock-based compensation to be approximately $6.0 million.

Company to Host Conference Call
Members of the Company’s leadership team will host a conference call and presentation to discuss financial results and corporate updates beginning at 8:00 a.m. Eastern Time today.

Participants may access the conference call live via webcast by visiting the Investors section of Optinose’s website at http://ir.optinose.com/presentations. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a personal PIN that can be used to access the call. In addition, a replay of the webcast will be available on the Company website for 60 days following the event.

OptiNose, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues:
Net product revenues	$20,490	$19,454	$35,370	$31,299
Total revenues	20,490	19,454	35,370	31,299
Costs and expenses:
Cost of product sales	$1,981	$2,571	$3,212	$4,277
Research and development	928	951	2,134	2,736
Selling, general and administrative	24,129	20,104	44,647	42,828
Total costs and expenses	27,038	23,626	49,993	49,841
Loss from operations	(6,548)	(4,172)	(14,623)	(18,542)
Other (income) expense	1,033	(6,798)	7,026	(2,318)
Net (loss) income	$(7,581)	$2,626	$(21,649)	$(16,224)

Less: undistributed earnings to participating shareholders	—	(53)	—	—
Net (loss) income - basic	$(7,581)	$2,573	$(21,649)	$(16,224)
Net income (loss) per share of common stock - basic	$(0.05)	$0.02	$(0.17)	$(0.15)
Weighted average common shares outstanding - basic	147,455,374	111,979,778	130,025,113	111,877,669

Net (loss) income - basic	$(7,581)	$2,573	$(21,649)	$(16,224)
Add: Unrealized gain on the fair value of warrants	(3,100)	—	(1,800)	—
Net (loss) income - diluted	$(10,681)	$2,573	$(23,449)	$(16,224)
Net income (loss) per share of common stock - diluted	$(0.07)	$0.02	$(0.17)	$(0.15)
Weighted average common shares outstanding - diluted	150,698,374	112,042,097	136,918,539	111,877,669

OptiNose, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2024	2023
	(unaudited)
Cash and cash equivalents	$91,358	$73,684
Other assets	40,514	34,045
Total assets	$131,872	$107,729

Total current liabilities (1)	$32,700	$176,524
Long term liabilities (1)	142,025	17,811
Total stockholders' equity	(42,853)	(86,606)
Total liabilities and stockholders' equity	$131,872	$107,729

(1) – All outstanding debt principal and fees payable upon debt maturity have been classified as a long term liability at June 30, 2024. All outstanding debt principal and fees payable upon debt maturity were classified as a current liability at December 31, 2023. Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, which will be filed after the issuance of this press release for additional information.

About Optinose
Optinose is a specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

About XHANCE
XHANCE is a drug-device combination product that uses the Exhalation Delivery System™ (also referred to as the EDS®) designed to deliver a topical steroid to the high and deep regions of the nasal cavity where sinuses ventilate and drain. XHANCE is approved by the U.S. Food and Drug Administration for both the treatment of chronic rhinosinusitis without nasal polyps (also called chronic sinusitis) and chronic rhinosinusitis with nasal polyps (also called nasal polyps) in patients 18 years of age or older.

IMPORTANT SAFETY INFORMATION
CONTRAINDICATIONS: Hypersensitivity to any ingredient in XHANCE.
WARNINGS AND PRECAUTIONS:
•Local nasal adverse reactions, including epistaxis, erosion, ulceration, septal perforation, Candida albicans infection, and impaired wound healing, can occur. Monitor patients periodically for signs of possible changes on the nasal mucosa. Avoid use in patients with recent nasal ulcerations, nasal surgery, or nasal trauma until healing has occurred.
•Glaucoma and cataracts may occur with long-term use. Consider referral to an ophthalmologist in patients who develop ocular symptoms or use XHANCE long-term.
•Hypersensitivity reactions (e.g., anaphylaxis, angioedema, urticaria, contact dermatitis, rash, hypotension, and bronchospasm) have been reported after administration of fluticasone propionate. Discontinue XHANCE if such reactions occur.
•Immunosuppression and infections can occur, including potential increased susceptibility to or worsening of infections (e.g., existing tuberculosis; fungal, bacterial, viral, or parasitic infection; ocular herpes simplex).

Use with caution in patients with these infections. More serious or even fatal course of chickenpox or measles can occur in susceptible patients.
•Hypercorticism and adrenal suppression may occur with very high dosages or at the regular dosage in susceptible individuals. If such changes occur, discontinue XHANCE slowly.
•Assess for decrease in bone mineral density initially and periodically thereafter.

ADVERSE REACTIONS:
•Chronic rhinosinusitis without nasal polyps: The most common adverse reactions (incidence ≥3%) are epistaxis, headache, and nasopharyngitis.
•Chronic rhinosinusitis with nasal polyps: The most common adverse reactions (incidence ≥3%) are epistaxis, nasal septal ulceration, nasopharyngitis, nasal mucosal erythema, nasal mucosal ulcerations, nasal congestion, acute sinusitis, nasal septal erythema, headache, and pharyngitis.

DRUG INTERACTIONS: Strong cytochrome P450 3A4 inhibitors (e.g., ritonavir, ketoconazole): Use not recommended. May increase risk of systemic corticosteroid effects.

USE IN SPECIFIC POPULATIONS: Hepatic impairment. Monitor patients for signs of increased drug exposure.
Please see full Prescribing Information, including Instructions for Use

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to the potential benefits of XHANCE as the first FDA-approved drug treatment for chronic rhinosinusitis without nasal polyps (also referred to as chronic sinusitis) and expanded market opportunities relating thereto; the potential benefits of XHANCE for the treatment of chronic sinusitis; potential for gradually improving insurance barriers and other enablers of future XHANCE net revenue growth; the potential benefits of the Exhalation Delivery System; the Company’s expectation for XHANCE net revenue and average net revenue per prescription for full year 2024; the Company’s expectations for GAAP operating expenses (selling, general and administrative expenses and research & development expenses) and stock-based compensation for 2024; the Company's expectation that its current cash and cash equivalents will be sufficient to fund its operations and debt service obligations through 2025; and other statements regarding the Company's future operations, financial performance, financial position, prospects, objectives, strategies and other future events. Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: physician and patient acceptance of XHANCE for its new indication; the Company’s ability to maintain adequate third-party reimbursement for XHANCE (including its new indication); the prevalence of chronic sinusitis and market opportunities for XHANCE may be smaller than expected; the Company’s ability to efficiently generate XHANCE prescriptions and net revenues; unanticipated costs and expenses; the Company's ability to achieve its financial guidance; potential for varying interpretation of the results from the ReOpen program; the Company’s ability to comply with the covenants and other terms of its Amended and Restated Note Purchase Agreement; risks and uncertainties relating to intellectual property and competitive products; and the risks, uncertainties and other factors discussed under the caption "Item 1A. Risk Factors" and elsewhere in the Company’s most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission - which are available at www.sec.gov. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statements made in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531

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